UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITES EXCHANGE ACT OF 1934

GAMMA PHARMACEUTICALS INC.
(Exact name of registrant as specified in its charter)

Delaware	72-1235452
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

7477 W. Lake Mead Blvd., Suite 170, Las Vegas, NV	89128-1026
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class To be registered	Name of each exchange on which each class is to be registered
None	Not Applicable

Copies of Communications to:
Stoecklein Law Group
402 West Broadway, Suite 690
San Diego, CA 92101
(619) 704-1310
Fax (619) 704-0556

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☒

Securities Act registration statement file number to which this form relates:	Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:

Common stock, par value $0.001 per share
(Title of class)

Item 1. Description of Registrants Securities to be Registered.

Common Stock

Our articles of incorporation authorizes the issuance of 20,000,000 shares of common stock, $0.001 par value per share, of which 18, 571,281 shares were outstanding as of July 15, 2008.  Holders of common stock have no cumulative voting rights.  Holders of shares of common stock are entitled to share ratably in dividends, if any, as may be declared, from time to time by the board of directors in its discretion, from funds legally available to be distributed.  In the event of a liquidation, dissolution or winding up of Gamma, the holders of shares of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities.  Holders of common stock have no preemptive rights to purchase our common stock.  There are no conversion rights or redemption or sinking fund provisions with respect to the common stock.  All of the outstanding shares of common stock are validly issued, fully paid and non-assessable.

Item 2. Exhibits.

			Incorporated by reference
Exhibit number	Exhibit description	Filed herewith	Form	Period ending	Exhibit No.	Filing date

3i(a)	Certificate of Amendment to Certificate of Incorporation dated April 2006		10-KSB	3/31/06	3.3	7/14/06

3i(b)	Certificate of Amendment to Certificate of Incorporation dated July 10, 2006		10-KSB	3/31/06	3.4	7/14/06

3ii(a)	Bylaws of the Registrant		Original SB-2 – File No. 33-61890-FW			4/29/93

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GAMMA PHARMACEUTICALS INC.
(Registrant)

By:/s/Joseph Cunningham
      Joseph Cunningham, Chief Financial Officer
      (On behalf of the registrant and as
       principal financial officer)

Date: July 29, 2008